UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5A
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See
Instructions 1(b).
( ) Form 4 Transactions Reported

1.   Name and Address of Reporting Person

    M. Diane Murphy
    904 Brookwood Dr.
    New Albany, IN  47150

2.   Issuer Name and Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc.
   (CBIN)

3.    IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     February, 2001

5.   If Amendment, Date of Original (Month/Year)

     January 7, 2002

6.   Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
       (  )   Director  ( ) 10% Owner (X) Officer  (give  title  below) ( ) Other  (specify below)  Senior Vice President

7.   Individual or Joint/Group Reporting (Check Applicable Line)
       (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security   2.     3.       4.Securities Acquired (A)  5.Amount of     6.Dir   7.Nature of Indirect
                        Transaction      or Disposed of (D)         Securities      ect     Beneficial Ownership
                       Date     |Code                               Beneficially    (D)or
                                                                    Owned at        Indir
                                         Amount  |A or D|Price      End of Year     ect
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Common Stock          2/1/01     A       192 Sh     A               10,119 Sh        D      N/A

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative   2.Con     3.       4.      5.Number of De   6.Date Exer   7.Title and Amount
  Security                version     Transaction    rivative Secu    cisable and   of Underlying
                          or Exer   Date    Code     rities Acqui     Expiration    Securities
                          cise Pr                    red(A) or Dis    Date(Month/
                          ice  of                    posed of(D)      Day/Year)
                          Deriva                                      Date    Expir                Amount or
                          tive                                        Exer-   ation  Title         Number
                          Secu                        | A/ | D        cisa-   Date                 of Shares
                          rity

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N/A

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 8.Price       9.Number        10. Owner-               11. Nature of
   of Deri       of Deriva         ship of                  Indirect
   vative        tive              Deriv-                   Beneficial
   Security      Securities        ative                    Ownership
                 Benefi            Secur-
                 cially            ity:
                 Owned             Direct
                 at End            (D)
                 of Year           or Indirect (I)

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N/A
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Explanation of Responses:

Company stock acquired through the Company ESOP.
Signature left off of originally filed Form 5

                                               SIGNATURE OF REPORTING PERSON

                                              /s/M. Diane Murphy      1/10/02
                                                                      Date                                                                            DATE